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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------

                                    FORM 8-K

                          ----------------------------

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                          DATE OF REPORT: June 18, 2002
                        (Date of earliest event reported)

                          ----------------------------

                         Commission File Number 1-14373

                         INSIGNIA FINANCIAL GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                                 56-2084290
    (State of Incorporation)         (I.R.S. Employer Identification No.)


                    200 PARK AVENUE, NEW YORK, NEW YORK 10166
               (Address of Principal Executive Offices) (Zip Code)


                                 (212) 984-8033
              (Registrant's Telephone Number, Including Area Code)







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ITEM 5.  OTHER EVENTS

         On June 18, 2002, the transactions contemplated by the Stock Subscription and Exchange Agreement, dated as of June 7, 2002, by and between Insignia Financial Group, Inc. ("Insignia" or the "Registrant") and Madeleine LLC, a limited liability company whose members are investment funds advised by Blackacre Capital Management ("Madeleine LLC"), were consummated. Pursuant to the Stock Subscription and Exchange Agreement, among other things, Insignia sold 125,000 shares of Series B Convertible Preferred Stock, par value $0.01 per share (the "Series B Stock"), with a stated value of $100 per share, to Madeleine LLC for an aggregate purchase price of $12.5 million. The issuance was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) thereof. The Series B Stock pays an 8.5% annual dividend, payable at Insignia's option in cash or shares of Series B Stock, and is convertible into the Company's Common Stock at the option of the holder at $15.40 per share, subject to adjustment. The Series B Stock is callable by the Company, at face value, at any time on or after June 7, 2005.

         In February 2000, Madeleine LLC purchased 250,000 shares of convertible preferred stock, with a stated value of $100 per share, for an aggregate purchase price of $25.0 million. Pursuant to the Stock Subscription and Exchange Agreement, those shares were exchanged for 250,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share ("Series A Stock"), which shares are convertible into the Company's Common Stock at the option of the holder at $14.00 per share, subject to adjustment. All other terms of the Series A Stock are substantially the same as the terms of the Series B Stock. The issuance of the Series A Stock in the exchange was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

         On June 18, 2002, Insignia and Madeleine also entered into a Registration Rights Agreement pursuant to the terms of which Insignia has agreed to register the shares of Series A Stock and Series B Stock for resale by the filing of a registration statement with the Securities and Exchange Commission pursuant to the Securities Act and to perform various other obligations and agreements related to such registration.

         Also on June 18, 2002, all conditions precedent to the initial closing under the Senior Subordinated Credit Agreement, dated as of June 7, 2002, by and among Insignia, Madeleine LLC, as administrative agent, and the lenders party thereto were satisfied. Insignia has not yet borrowed any amount under the Senior Subordinated Credit Agreement. Pursuant to the terms of the Senior Subordinated Credit Agreement, Insignia may borrow up to $37.5 million. Amounts advanced under the subordinated credit facility, to be evidenced by Senior Subordinated Notes of Insignia (the "Notes"), will bear interest at an annual rate of 11.25% to 12.25%, payable quarterly, depending on the amount borrowed. Insignia may borrow in as many as three tranches over the 18 months ending December 18, 2003. The subordinated debt matures in June 2009.



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         Insignia intends to use the proceeds from the issuance of the Series B
Stock and any borrowing under the Senior Subordinated Credit Agreement in connection with Insignia's principal activities.

         Pursuant to the terms of the Exchange Agreement, entered into by Insignia and Madeleine LLC on June 18, 2002, Insignia has the right to cause Madeleine LLC to exchange all of the Series A Stock, the Series B Stock and the Notes then outstanding for a single type of security, which, at the election of Insignia, shall either be a Trust Convertible Preferred Security of a trust the common equity of which shall be owned by Insignia (the "TOPR") or a new series of convertible preferred stock of Insignia to be designated Series C Convertible Preferred Stock. The Indenture, Amended and Restated Declaration of Trust, Common Stock Guarantee Agreement, Preferred Stock Guarantee Agreement, Series C Certificate of Designation and the Registration Rights Agreements pursuant to which Insignia will register for resale either shares of the Series C Convertible Preferred Stock or the TOPR, each as and if applicable, would be substantially in the form annexed to the Exchange Agreement.

         The description of the transactions and agreements set forth in this Form 8-K are qualified in their entirety by reference to the complete agreements governing such matters, each of which is annexed to this Form 8-K as an exhibit pursuant to Item 7 hereof.




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ITEM 7.           EXHIBITS

     3.1 Certificate of Designation of Insignia Financial Group, Inc. designating the rights and preferences of the Series A Preferred Stock, par value $0.01 per share.

     3.2 Certificate of Designation of Insignia Financial Group, Inc. designating the rights and preferences of the Series B Preferred Stock, par value $0.01 per share.

     4.1 Senior Subordinated Credit Agreement, dated as of June 7, 2002, by and among Insignia Financial Group, Inc., as Borrower, Madeleine LLC, as Administrative Agent, and certain other financial institutions from time to time party thereto.

     4.2 Registration Rights Agreement, dated as of June 18, 2002, by and between Madeleine LLC and Insignia Financial Group, Inc.

     4.3 Exchange Agreement, dated as of June 18, 2002, by and between Madeleine LLC and Insignia Financial Group, Inc.

    99.1 Stock Subscription and Exchange Agreement, dated as of June 7, 2002, by and between Madeleine LLC and Insignia Financial Group, Inc.









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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.




                                           INSIGNIA FINANCIAL GROUP, INC.



June 27, 2002

                                           By: /s/ Adam B. Gilbert
                                               ---------------------------------
                                               Name: Adam B. Gilbert
                                               Title:   Executive Vice President